                                                                EXHIBIT 11

                    NRT INCORPORATED AND SUBSIDIARIES

                EXHIBIT TO FORM S-1 REGISTRATION STATEMENT

                   For the year ended December 31, 1998

                   COMPUTATION OF LOSS PER COMMON SHARE

                                                                  Pro Forma
                                                Pro Forma        As Adjusted
                                               Year Ended        Year Ended
                                            December 31, 1998 December 31, 1998
                                            ----------------- -----------------
Net income (loss).........................      $  1,309          $ (9,353)
Dividends on cumulative redeemable and
 cumulative convertible redeemable
 preferred stock..........................       (29,910)          (15,438)
Accretion of Series C preferred stock
 discount and redemption premium..........        (6,708)              --
                                                --------          --------
Basic loss applicable to common
 shareholders.............................       (35,309)          (24,791)
Add: Dividends on cumulative convertible
 redeemable preferred stock...............         1,200             1,200
                                                --------          --------
Diluted loss applicable to common
 shareholders.............................      $(34,109)         $(23,591)
                                                ========          ========
Weighted average number of common shares
 and common share equivalents outstanding:
 (A)
  Weighted Average number of common shares
   outstanding............................        18,750            18,750
  Add number of common shares necessary to
   pay special dividend...................         2,813             2,813
  Add shares issued in conjunction with
   the offering...........................           --              6,562
                                                --------          --------
Weighted average number of common shares
 outstanding during the
 year--basic..............................        21,563            28,125
  Add common share equivalents--Weighted
   average options to purchase common
   stock--net.............................         2,634             2,634
  Add common share equivalents--Cumulative
   convertible preferred stock............         6,006             6,006
Weighted Average number of common shares
 and common share equivalents
 outstanding--diluted.....................        30,203 (B)        36,765 (B)
                                                ========          ========
Basic loss per common share...............      $  (1.64)(B)      $  (0.88)(B)
                                                ========          ========
Diluted loss per common share.............      $  (1.13)(B)      $  (0.64)(B)
                                                ========          ========

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(A)  Gives effect to a 1.875-for-1 stock split declared in March 1998.

(B) In accordance with SFAS No. 128, the inclusion of common stock equivalents in the computation of earnings per share need not be considered if the effect is antidilutive. Therefore, pro forma and pro forma as adjusted basic loss per common share and the weighted average common shares outstanding as shown on the Consolidated Statements of Operations for the year ended December 31, 1998 does not include common share equivalents as their effect is antidilutive.